Exhibit 5.2

Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017
April 26, 2010
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Ladies and Gentlemen:
     We have acted as counsel for Patriot Coal Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-165052) (the “Shelf Registration Statement”) filed by the Company with the Securities and Exchange Commission on February 24, 2010 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time, as described in the Shelf Registration Statement, of (a) shares of common stock, par value $0.01 per share, of the Company; (b) shares of preferred stock, par value $0.01 per share, of the Company; (c) the Company’s senior debt securities (the “Debt Securities”), which may be issued pursuant to a senior debt indenture, between the Company and Wilmington Trust Company, as trustee (the “Indenture”); (d) warrants of the Company (the “Warrants”), which may be issued pursuant to a warrant agreement between the Company and a warrant agent to be named therein; (e) purchase contracts (the “Purchase Contracts”), which may be issued under one or more purchase contract agreements to be entered into between the Company and the purchase contract agent to be named therein; and (f) units (the “Units”) to be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent, and the holders from time to time of the Units.
     We have also participated in the preparation of the Company’s post-effective amendment to the Shelf Registration Statement (the “Amendment”) pursuant to which certain subsidiaries of the Company (the “Guarantors”) were added as co-registrants to the Shelf Registration Statement and the Guarantors may guarantee the Debt Securities that may be issued by the Company pursuant to the Shelf Registration Statement from time to time (the “Guarantees” and, together with the Debt Securities, the “Guaranteed Debt Securities”). The Guarantees will be issued pursuant to a supplemental indenture (the “First Supplemental Indenture”), the form of which was filed as an exhibit to the Amendment.

Patriot Coal Corporation	April 26, 2010
     We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Based upon the foregoing, we are of the opinion that: when the Indenture, the First Supplemental Indenture, and any other supplemental indenture to be entered into in connection with the issuance of any Guaranteed Debt Securities have been duly authorized, executed and delivered by the Trustee, the Company and the Guarantors, as applicable; the specific terms of a particular series of Guaranteed Debt Securities have been duly authorized and established in accordance with the Indenture, the First Supplemental Indenture and any other supplemental indenture; and such Guaranteed Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, the First Supplemental Indenture and any other supplemental indenture and the applicable underwriting or other agreement against payment therefor, such Guaranteed Debt Securities (including any Guaranteed Debt Securities which may be purchased pursuant to any Warrant or Purchase Contract or which are included as a component of any Unit) will constitute valid and binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability; provided that we express no opinion as to the applicability (and if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.
     In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Company or the Guarantor’s Board of Directors, or other governing body, shall have duly established the terms of such security, as applicable, and duly authorized the issuance and sale of such security, as applicable, and such authorization shall not have been modified or rescinded; (ii) the Shelf Registration Statement and the Amendment shall be effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the valid issuance of such security or the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company or the Guarantors with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantors, or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantors.
     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Amendment referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Shelf Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Patriot Coal Corporation	April 26, 2010

Very truly yours,
/s/ Davis Polk & Wardwell LLP

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